Exhibit 10.8

ALERUS FINANCIAL CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
FOR LONG TERM INCENTIVE AWARD

Full Name of Employee:
No. of Shares Covered	Date of Grant:

This is a RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) between Alerus Financial Corporation, a Delaware corporation (the “Company”) and the employee of the Company or a subsidiary of the Company (the “Employee”) listed above.

1.              Award.  The Company hereby grants to Employee a restricted stock award of the number of shares (the “Restricted Shares”) of the Company’s Common Stock, no par value (the “Common Stock”) set forth in the table above. The Restricted Shares are “Restricted Stock” granted under Section 6(c) of the Alerus Financial Corporation 2009 Stock Plan (the “Plan”) and are subject to the restrictions on transfer, pledge or disposition, and to forfeiture to the Company, contained in this Award Agreement and in Section 6(c) of the Plan.  A copy of the Plan will be furnished upon request of Employee.  Employee shall be entitled to exercise the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Shares and the right to receive dividends on the Shares.

2.              Performance Adjusted Shares and Vesting.  The vesting period for the Award is five (5) years (the “Vesting Period”).    At the end of the Vesting Period, the number of shares vesting under this Award Agreement may be adjusted, by either an increase in the number of shares of the Award or a decrease in the number of shares of the Award, on the basis of actual performance to a target performance.

The actual number of shares vesting at the end of the five (5) year Vesting Period under the Restricted Shares pursuant to this Award Agreement may be adjusted upward or downward, based on the Company’s actual Total Shareholder Return and Target Total Shareholder Return.  For this purpose, Total Shareholder Return shall be equal to the year over year change in the price of shares, as indicated in the Company’s Employee Stock Ownership Plan (the “ESOP”),  plus dividends.  The Target Shareholder Return is set by the Committee annually and is indicated in Schedule A attached to this Award Agreement.

The adjustment in the number of shares vesting under this Award Agreement will be determined by comparing the average of the Company’s actual Total Shareholder Return over the five (5) year Vesting Period to the average of the Target Total Shareholder Return over the same period, to determine whether the Company has exceeded, met or fallen below the target performance level.

If the Company’s average Total Shareholder Return exceeds the average of the Target Total Shareholder Return established by the Committee, the number of shares vesting under the Restricted Stock will be increased by the ratio of the average actual Total Shareholder Return to the average Target Total Shareholder Return.  If the Company’ s average actual Total

Shareholder Return falls below the average of the Target Total Shareholder Return, the number of shares vesting under the Restricted Stock will be decreased by the ratio of the average actual Total Shareholder Return to the average Target Total Shareholder Return.  If the Company’s average actual Total Shareholder Return equals the average of the Target Total Shareholder Return, the number of shares vesting under the Restricted Stock will not be adjusted.

3.              Restrictions on Transfer.  Until the Shares vest pursuant to Paragraph 2 hereof, none of the Restricted Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company, and no attempt to transfer the Restricted Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Restricted Shares.

4.              Forfeiture; Early Vesting.  If Employee (i) ceases to be an employee of the Company or any Affiliate (as defined in the Plan) prior to vesting of the Restricted Shares pursuant to Paragraph 2 hereof, (ii) Employee violates any restrictions with respect to the Restricted Shares contained in the Plan or this Award Agreement, or (iii) Employee violates the provisions of Paragraph 7 of this Award Agreement, all of Employee’s rights to all unvested Restricted Shares shall be immediately and irrevocably forfeited.  Upon forfeiture, Employee will no longer have any rights relating to the unvested Restricted Shares, including the right to vote the Restricted Shares and the right to receive dividends declared on the Restricted Shares.

5.              Issuance of Shares.  The Company shall cause the Restricted Shares to be issued in the name of Employee, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Restricted Shares.  The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order.  Employee hereby acknowledges that the certificate or certificates representing the Restricted Shares, if any, shall bear, in addition to any other legend required by law or agreement, the following legend:

The Company may, in sole discretion, retain custody of any certificate for the Restricted Shares throughout the period during which any restrictions are in effect.  After any Restricted Shares vest pursuant to Paragraph 2 hereof, and following payment of the applicable withholding taxes pursuant to Paragraph 8(a) of this Award Agreement, the Employee may surrender the certificate or Certificates reflecting the Vested Shares and the Company shall promptly cause to be issued a certificate or certificates, registered in the name of Employee, evidencing such Vested Shares without the foregoing legend.

6.              Adjustments in Certain Events.  In the event of any change made in the number of outstanding shares of Common Stock caused by merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split, or other event, all Common Stock (and all other securities, if any) received by Employee with respect to Restricted Shares hereunder as a consequence of such change shall be deemed Restricted Shares and shall be subject to the terms and conditions of the Plan and of this Award Agreement.

7.              Other Requirements.

(a)         Confidential Information.  Except as permitted by the Company, Employee shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its affiliates, any confidential, proprietary, or secret knowledge or information of the Company or its affiliates that Employee has acquired or will acquire about the Company or its affiliates, whether developed by himself or herself or by others, concerning (i) any trade secrets; (ii) any confidential, proprietary, or secret designs, programs, processes, formulate, plans devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect or the business of the Company or of its affiliates; (iii) any customer or supplier lists; (iv) any confidential, proprietary, or secret development or research work; (v) any strategic or other business, marketing, or sales plans; (vi) any financial data or plans; or (vii) any other confidential, proprietary, or secret information about any aspect or the business of the Company or of its affiliates.  Employee acknowledges that the knowledge and information described above constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its affiliates would be wrongful and would cause irreparable harm to the Company.  Employee shall not intentionally commit any act that would materially reduce the value of such knowledge or information to the Company or its affiliates.  The foregoing obligations or confidentially shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Award Agreement, (ii) is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company or its affiliates, or (iii) is required to be disclosed by law or legal process.  Employee’s obligations under this Award Agreement to maintain the confidentiality of the Company’s confidential, proprietary, and secret information are in addition to any obligations of Employee under applicable statutory or common law.

(b)         Return of Records and Property.  Upon termination or Employee’s employment, or at any time upon the Company’s request, Employee shall promptly deliver to the Company all Company and affiliate records and all Company and affiliate property in his or her possession or under his or her control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, sources codes, data, tables, or calculations, and all copies thereof; documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company or its affiliates and all copies thereof; and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or an affiliate.

8.              Miscellaneous

(a)         Income Tax Matters.

(i)                                     In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee.

(ii)                                  In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Employee may elect to satisfy Employee’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Shares, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Vested Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Employee having a Fair Market Value equal to the amount of such taxes.  Any shares already owned by Employee for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or other restricted stock.  The Company will not deliver any fractional Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Shares.  Employee’s election must be made on or before the date that the amount of tax to be withheld is determined.

(b)         Plan Provisions Control.  In the event that any provision of the Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

(c)          No Right to Employment.  The issuance of the Restricted Shares shall not be construed as giving Employee the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director, of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause.  In addition, the Company or an Affiliate may at any time dismiss Employee from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or the Award Agreement.  Nothing in the Award Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate.  The Award granted hereunder shall not form any part of the wages or salary of Employee for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment.  Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Award Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.  By participating in the Plan, Employee shall be deemed to have accepted all the conditions of the Plan and the Award Agreement and the terms and conditions of any rules and regulations adopted by the Committee (as defined in the Plan) and shall be fully bound thereby.

(d)         Governing Law.  The validity, construction and effect of the Plan and the Award Agreement, and any rules and regulations relating to the Plan and the Award Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(e)          Securities Matters.  The Company shall not be required to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(f)           Severability.  If any provision of the Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction or the Award Agreement, and the remainder of the Award Agreement shall remain in full force and effect.

(g)          No Trust or Fund Created.  Neither the Plan nor the Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Employee or any other person.

(h)         Headings.  Headings are given to the Sections and subsections of the Award Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Award Agreement or any provision thereof.

IN WITNESS WHEREOF, the Company and Employee have executed this Restricted Stock Award Agreement on the date set forth in the first paragraph.

Alerus Financial Corporation

By:
Name:
Title:

Name: